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                                                                     EXHIBIT 8.1

                       [Letterhead of Dorsey & Whitney]

Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN 55102-1639

       Re: Federal Income Tax Consequences of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates
            Series 1994-1, Class B-2

Gentlemen:

            We have acted as counsel to Green Tree Financial Corporation (the "Company") in connection with the proposed registration under the Securities
Act of 1933, as amended, by the Company of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Series 1994-1, Class B-2 (the "Class B-2 Certificates"), and the related preparation and filing of a registration statement on Form S-11 filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Class B-2 Certificates are proposed to be issued under a Pooling and Servicing Agreement dated as of March 1, 1994 (the "Agreement") between the Company, as seller and servicer, and First Bank National Association, as trustee (the "Trustee"). The Class B-2 Certificates are described in the prospectus constituting Part I of the Registration Statement (the "Prospectus").

            You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Class B-2 Certificates. For purposes of rendering our opinion we have examined the Registration Statement and the Agreement.

            As set forth in the Prospectus, for federal income tax purposes an election will be made to treat the Trust issuing the Class B-2 Certificates as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended (the "Code").

            Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Agreement and the assumptions that
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Green Tree Financial Corporation
February 4, 1994
Page 2

the Company and the Trustee will at all times comply with the requirements of the Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made in accordance with the Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus relating to the Class B-2 Certificates and the Prospectus Supplement relating to the Class A and Class B-1 Certificates. Based upon the foregoing, as of the date hereof it is our opinion that the Trust created pursuant to the Agreement will qualify as a REMIC under the Code.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.


Dated:   February 4, 1994


                                Very truly yours,


                                /s/ Dorsey & Whitney



CFS